DENTSPLY SIRONA INC.
DIRECTORS' DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2019

1PURPOSE

The purpose of the DENTSPLY SIRONA Inc. ("Dentsply Sirona") Directors' Deferred Compensation Plan (the "Plan") is to provide the Directors of Dentsply Sirona (the "Directors") with the opportunity to defer receipt of their compensation to a future date. Dentsply Sirona has adopted this program in recognition of the valuable services of its Directors and the desire to provide them with additional flexibility in their personal financial planning.

2ELIGIBILITY

Any Director of the Board of Dentsply Sirona (the "Board") who receives compensation for his/her services on the Board is eligible to participate in the Plan.

3ELECTION TO PARTICIPATE

aAny eligible Director may elect prior to the beginning of each calendar year but no later than December 15th, to participate in the Plan and defer receipt of either all or part of the annual retainer, committee and meeting fees that he or she may receive that year to a distribution date defined in Section 5. A new Director may make an election with respect to future fees, including fees earned in the first year of eligibility, within 30 days after becoming eligible.

bThe election may be made on a written form signed by the Director or electronically by online submission. This election will continue in effect for future years unless the Director submits a written request changing his/her election, in accordance with the procedures established by Dentsply Sirona. A revised deferral election cannot change the form of a previous election, and will be effective as of January 1st of the year specified, provided the revised election has been received by Dentsply Sirona by December 15th of the previous calendar year.

cNothing within this Section prevents a Director from filing a revised election for a calendar year and thereafter filing another election to participate in the Plan for any subsequent calendar year.

1DEFERRAL ACCOUNTS

A deferred compensation account will be established for each participating Director ("Participant"). Credits will be made to a Participant's account on the first day of each calendar quarter (the "Contribution Date"). At the election of a Participant, the deferred compensation will either (i) earn interest, compounded quarterly, until distribution is made in full; or, (ii) be converted into stock units utilizing the price of Dentsply Sirona common stock determined as of the Contribution Date and receive credit for dividends which will be converted to stock units on dividend payment dates. An election for stock units will be tracked based on the number of shares of Dentsply Sirona stock allocated to the Participant's account and cannot be changed to an interest account. The interest rate for purposes of the Plan will be a rolling average of the rates reported in Federal Reserve Statistical Release H-15 under the caption "Treasury Constant Maturities, 10-year" under the column captioned "Week Ending" for the most recent 120 months.

2DISTRIBUTION OF DEFERRED

Amounts deferred and accumulated interest or stock units credited to a Participant's account will be paid out according to either of two schedules: a lump sum or in annual installments not to exceed 10 years. The payout of stock units will be in the form of shares of stock based on the number of shares in the Participant's account determined as of the date of distribution. The Participant will indicate his/her choice of payment schedule on the election form. A Participant may indicate a different schedule of distribution with respect to each year for which the Participant makes a deferral election. Payment(s) will commence, at the election of the Participant, (a) within thirty (30) days after January 1st of the following year in which the Participant ceases to be a Director of Dentsply Sirona, or (b) within thirty (30) days after the later of (i) January 1st of the following year in which the Participant ceases to be a Director of Dentsply Sirona or (ii) the Participant's attainment of a specified age (but not later than age 75).

3DESIGNATION OF BENEFICIARY

Each Participant will designate one or more beneficiaries to receive all amounts due upon his/her death. A Participant may from time to time change his/her designated beneficiary without the consent of such beneficiary by filing a new designation (either in writing or electronically). If no beneficiary designation is in effect at the time of the Participant's death, or if the designated beneficiary is missing or has predeceased the Participant, distribution shall be made to the Participant's surviving spouse, or if none, to his/her surviving children per stirpes, and if none, to his/her estate.

4CHANGE IN DISTRIBUTION SCHEDULE

aIn the event of a Participant's Disability, as defined in subsection (b) below, or death before full payment has been made, the balance of any deferred amount shall be paid in one lump sum to the Participant or the Participant's designated beneficiary within 60 days following the Participant's Disability or death, regardless of any distribution schedule the Participant has requested.

b"Disability" shall mean that a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving (and has received for at least three months) income replacement benefits under any Dentsply Sirona-sponsored disability benefit plan. A Participant who has been determined to be eligible for Social Security disability benefits shall be presumed to have a Disability as defined herein.

1ADMINISTRATION OF THE PLAN

The Plan will be administered by the Human Resources Committee of the Board of Directors. The Committee will have the right to interpret the provisions of the Plan. However, no Director may participate in any decision which would specifically affect his/her own Account. All final decisions regarding payments or amendments to the Plan will be subject to the approval of the Board of Directors of Dentsply Sirona.

2RIGHTS OF A PARTICIPANT

Income deferred under this Plan will not be segregated from the general funds of Dentsply Sirona and no Participant will have any claim on any specific Dentsply Sirona assets. To the extent that any Participant acquires a right to receive benefits under this Plan, his/her right will be no greater than the right of any unsecured general creditor of Dentsply Sirona and is not assignable or transferrable except to his/her beneficiary or estate as defined in Section 6.

3CLAIMS PROCEDURES

Claims for benefits shall be administered in accordance and compliance the claims procedure set forth in Appendix A.

4SECTION 409A

Notwithstanding anything in the Plan to the contrary, all provisions of the Plan shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under the Plan shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts.

Appendix A

Claims Procedure

aFiling a Claim for Benefits Not Involving a Disability Determination. A Participant or Beneficiary or the authorized representative (the "Claimant") shall notify the Committee of a claim for benefits under the Plan. Such request shall be deemed filed when made in writing, addressed or hand-delivered to the Committee.

(1) Denial of Claim. Whenever a claim for benefits by any Claimant has been denied, the Committee shall provide the Claimant written or electronic notice within 90 days containing the following information:

(i) the specific reason or reasons for the denial;

(ii) specific reference to those Plan provisions on which the denial is based;

(iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(iv) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

(2) Appeal. A Claimant whose claim for benefits is denied, in whole or in part, or who is otherwise adversely affected by any action of the Committee shall be entitled to request the Committee to give further consideration to his claim by filing with the Committee a written request for review. A Claimant who files a timely written request for review shall be entitled to:

isubmit written comments, documents, records, and other information relating to the claim for benefits;

iiupon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined under DOL Regulation Section 2560.503-1(m)(8)) to the Claimant's claim for benefits; and
iiia review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
The Committee shall review the Claimant's appeal and shall render its decision within sixty (60) days after the receipt of the request for review, unless special circumstances require an extension of time for processing.

The Committee may extend the 60-day period where the nature of the claim involved or other attendant circumstance make such extension appropriate. In connection with any appeal, the Claimant or his duly authorized representative may review pertinent documents and submit written comments. The Committee's decision on review shall be in writing or in electronic format and shall include:

ithe specific reason or reasons for the adverse determination;
iireference to the specific Plan provisions on which the benefit determination is based;
iiia statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined under DOL Regulation Section 2560.503-1(m)(8)), to the Claimant's claim for benefits; and
iva statement describing any voluntary appeal procedures offered by the Plan and the Claimant's right to obtain the information about such procedures, and a statement of the Claimant's right to bring an action under section 502(a) of ERISA.
(b) Filing a Claim for Benefits Involving a Disability Determination. The Claimant shall notify the Committee of a claim for disability benefits under the Plan. Such request may be in any form adequate to give reasonable notice to the Committee, shall set forth the basis of such claim, and shall authorize the Committee to conduct such examinations as may be necessary to determine the validity of the claim and to take such steps as may be necessary to facilitate the payment of any benefits to which the Claimant may be entitled under the Plan.

1Denial of Claim. Whenever a claim for disability benefits by any Claimant has been denied, the Committee shall provide the Claimant written or electronic notice, in a culturally and linguistically appropriate manner as required by DOL Regulation Section 2560.503-1(o), within 45 days containing the following:
ispecific reason or reasons for the denial;
iispecific reference to the Plan provisions upon which the denial is based;
iiia description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;
iva discussion of the decision, including an explanation of the basis for disagreeing with or not following:
athe views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
bthe views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination without regard to whether the advice was relied upon in making the benefit determination; and
ca disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration.
iif the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation will be provided to the Claimant free of charge upon request;

iieither the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied upon in making the initial adverse determination, or alternatively, a statement that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist;
iiia statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as the term is defined under DOL Regulation Section 2560.523-1(m)(8)) to the Claimant's claim for benefits; and
iva description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 45-day period. The initial period may be extended for up to 30 days. If prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the extension period, the decision making period can be extended for up to an additional 30 days. The extension notice shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall be given at least 45 days in which to respond.

1Appeal. A Claimant whose claim for benefits is denied in whole or in part, or who is otherwise adversely affected by any action of the Committee, shall have the right to request a review of the Committee's denial of claim within 180 days after he receives written notice of the action. A Claimant who files a timely written request for a hearing shall be entitled to:

isubmit written comments, documents, records, and other information relating to the claim for benefits;

iiupon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant (as defined under DOL Regulation Section 2560.503-1(m)(8)) to the Claimant's claim for benefits;

iiia review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination;

iva review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan, who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual;

vthat, in deciding an appeal of any adverse benefit determination that is based, in whole or in part, on a medical judgment, including determinations with regard to whether a particular treatment, drug or other item is experimental, investigational or not medically necessary or appropriate, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

vithe identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination;

viithat for purposes of a healthcare professional consultation such professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual;

viiithat before the Plan can issue an adverse benefit determination on review on a disability benefit claim, the Committee will provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Plan, insurer or such other person) in connection with the claim; such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the Claimant a reasonable opportunity to respond prior to that date; and

ixprovide that, before the Plan can issue an adverse benefit determination on review on a disability benefit claim based on a new or additional rationale, the Committee will provide the Claimant, free of charge, with the rationale; the rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the Claimant a reasonable opportunity to respond prior to that date.
The Committee shall review the Claimant's appeal and notify the Claimant in writing of the final decision within 45 days of the Committee's receipt of the written request for review.

In connection with any appeal, the Claimant or his duly authorized representative may review pertinent documents and submit written comments. The Committee's decision shall be in writing or provided as an electronic notification, in a culturally and linguistically appropriate manner as required by DOL Regulation Section 2560.503-1(o) and shall include:

(i) the specific reason or reasons for the adverse determination;

(ii) reference to the specific Plan provisions on which the benefit determination is based;

(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined under DOL Regulation Section 2560.503-1(m)(8)) to the Claimant's claim for benefits;

(iv) a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(a) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination without regard to whether the advice was relied upon in making the benefit determination; and

(c) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration.

(v) if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation will be provided to the Claimant free of charge upon request;

(vi) either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied upon in making the initial adverse determination, or, alternatively, a statement that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist; and

(vii) a statement describing any voluntary appeal procedures offered by the Plan and the Claimant's right to obtain the information about such procedures, and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA. The statement of the Claimant's right to bring action under Section 502(a) of ERISA shall also describe any applicable contractual limitations period that applies to the Claimant's right to bring such action, including the calendar date on which the contractual limitations period expires for the claim.

A Claimant must follow the claims review procedures under the Plan and exhaust his administrative remedies before taking any further action with respect to a claim for benefits. If the Plan fails to strictly adhere to all the requirements of this claims procedure with respect to a disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Plan's control; (d) in the context of an ongoing food-faith exchange of information; and (e) not reflective of a pattern or practice of non-compliance. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant's request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan's receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the Claimant with notice of the resubmission.